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                                   EXHIBIT 5

April 21, 1994


Advanta Corp.
650 Naamans Road
Brandywine Corporate Center
Claymont,  DE  19703

Ladies and Gentlemen:

I am Vice President, Secretary and General Counsel of Advanta Corp. (the "Company"), and have acted as counsel for the Company in connection with the filing of a Registration Statement on Form S-8 under the Securities Act of 1933, as amended, registering 364,500 shares of Advanta Corp. Class A Common Stock, par value $.01 per share (the "Class A Common Stock"), and 427,000 shares of Advanta Corp. Class B Common Stock, par value $.01 per share (the "Class B Common Stock"), proposed to be offered and issued pursuant to certain directors' non-qualified stock options which have been granted pursuant to written agreements with Advanta Corp. (the "Agreements"). I am familiar with the requirements of the Securities Act of 1933, as amended, and the rules and regulations promulgated pursuant thereto. I have examined the Company's Restated Certificate of Incorporation, as amended, the Company's By-Laws and such other corporate records and proceedings of the Company as I have deemed necessary or advisable in rendering this opinion.

Based upon the foregoing, it is my opinion that, when issued pursuant to the terms of the Agreements, the Class A Common Stock and the Class B Common Stock will be duly authorized, legally issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion as an exhibit to said Registration Statement on Form S-8.

Sincerely yours,

/s/ Gene S. Schneyer

Gene S. Schneyer
Vice President, Secretary
  and General Counsel

GSS:atw